Software as a Service
Licensing Agreement

Licensee information:

Dated:  02-08-2013

3330 Keller Springs , Suite 205, Carrollton, TX 75006

800.383.1999  Fax 972.238.7733

Software as a Service

LICENSING AGREEMENT

This Software as a Service Licensing Agreement ("Agreement ") is entered into this 02-08-2013, 2013, by and between _Portus Holdings, Inc. ("Licensee"), and SureQuest Systems, Inc., a Texas Corporation , located at 3330 Keller Springs, Suite 205, Carrollton ,TX 75006 ("SureQuest").

WHEREAS , SureQuest owns and provides a suite of food and nutrition management software program known generally as "ThreeSquares®"; and;

WHEREAS, LICENSEE wishes to market said suite of software and;

WHEREAS , Surequest wishes to develop additional markets outside of the United States and Canada and in other specified markets;

NOW, THEREFORE , in consideration of a pre-paid, onetime fee of TWO HUNDRED FIFTY THOUSAND ($250,000) DOLLARS and the mutual promises and undertakings hereinafter set forth, LICENSEE and SureQuest do hereby agree as follows :

Section 1. Definitions. Unless specifically stated otherwise, for the purposes of this Agreement , the following terms shall be defined as follows:

Software as a Service (SaaS).

A 'subscription ' based software licensing mechanism, independent of software delivery methodology ,wherein the End User of the software enters into a Subscription Agreement in order to use the software for as long as the licensee pays a defined subscription fee. This eliminates the need for a capital investment as in the traditional software license purchase.

Territory :

The LICENSEE is licensed to market the software products and services listed in this Agreement exclusively as long as the terms and conditions of this Agreement are in force.

End User.

An End User may be an individual or corporate entity who uses the software and is responsible for the data generated and/or stored within the files maintained by the software. There may several End Users according to the terms of the Subscription Software License, each identified by a Login and Password.

Licensed Materials.

Licensed Materials shall mean the Software, User's Manual and such other documentation as is generally provided, in written and electronic medium, by SureQuest for use with the Software.

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Maintenance.

Changes to the Software that SureQuest deems necessary to maintain and enhance its performance.

Technical and User Support.  SureQuest shall provide each client using the ThreeSquares software product(s) toll free telephone User and Technical Support to the licensed users of the ThreeSquares software . SureQuest personnel will be available for Support 24 hours a day, seven days a week. Support personnel will be directly available Monday to Friday during the hours of 8:00 a.m. through 5:30 p.m. Central Time, excluding SureQuest declared holidays. At all other days and times, such personnel will be available via pager. Response time to a page generally will not exceed ninety (90) minutes. Follow-up response to non-critical "downs" will be less than twelve (12) hours or the next business day.

Software.

The Software which is the subject of this Agreement is defined as

SureQuest's On Demand software programs listed below:

•	ThreeSquares® OnDemand Food Service Management System
•	SureRecipes ™
•	SureMenus ™
•	SureAssess ™, Nutritional Assessment Module
•	SureLinkm ™, Data Interface with 3rd Party Patient Information System

Refer to Schedule 1: "Software Product & Pricing"

Section 2. Summary of Business Relationship.    LICENSEE and SureQuest hereby enter into a five (5) year business relationship, which shall be deemed to begin on the date of acceptance of this Agreement by the parties and continue through and including                   unless terminated earlier as provided below in Section 19. This Agreement provides that LICENSEE may provide its clients with ThreeSquares Software as a Service on a subscription fee basis. SureQuest will train LICENSEE personnel, pursuant to this Agreement , in the presentation of the software's features , advantages and benefits to the client in order to facilitate the placement of the software as part of LICENSEE's client services .

Section 3. ThreeSguares® and Other Services.   SureQuest hereby agrees to provide the following Software, Technical Support, Maintenance, and Training to LICENSEE and LICENSEE hereby agrees to pay for such products and services as outlined in Schedule 1. SureQuest will provide a Subscription Software License for ThreeSquares software and selected modules to LICENSEE clients as ordered and directed by LICENSEE according to the terms and conditions set forth in this Agreement.

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Training.    LICENSEE agrees that proper Training is necessary in order for the client to receive the maximum use and effectiveness from the Software .. SureQuest agrees to provide each LICENSEE client using the ThreeSquares software with a training program consisting of both on-site and internet sessions as appropriate to the software configuration (modules) ordered and as outlined in Schedule 4: Products and Pricing. in this Agreement. The training will be performed by a SureQuest Certified Trainer . Unless otherwise instructed by LICENSEE.

Licensed Materials.   Each Software Subscription license acquired shall include one (1) copy of the Licensed Material. Additional manuals may be purchased for One Hundred Fifty Dollars ($150) each.

Section 4. Resale Licenses.   SureQuest agrees to allow LICENSEE to place SureQuest Software under SureQuest's normal terms and conditions for Software Subscription licensing.

Section 5. Payments and Terms.   LICENSEE agrees to pay the Software Subscription Fee for the software delivered to LICENSEE clients according to the terms set forth in Schedule 1: Products and Pricing. SureQuest will invoice LICENSEE the first of each month for the number of Software Subscriptions then in effect, providing a detail of the Software Subscription placements in use. All invoices are due net 10 days. Payments due SureQuest pursuant to this, Section 5, of the Agreement which are not received on time are subject to and will be assessed late charges equal to one and one half (1.5%) percent per month calculated daily from the due date of the invoice. Failure to make timely payment for the SureQuest Software or for additional SureQuest services may result, in SureQuest's sole discretion, in terminating such services without violating this Agreement. SureQuest agrees, however , not to terminate such services unless it shall have first given written notice to LICENSEE of the default in payment and full payment (including any late charges) is not made within ten (10) days from the date of such notice.

Section 6. Licensee Termination . Both SureQuest and LICENSEE agree that from time to time LICENSEE may terminate its relationship with a client for any reason. If that termination occurs within the first 12 months of the subscription period, LICENSEE shall provide SureQuest with assistance to switch the Subscription Fee invoicing directly to the licensee or LICENSEE will continue to pay the Subscription Fee for that licensee for the balance of the first 12 month Subscription Period. If the licensee assumes the responsibility for the Subscription Fee or the licensee has ceased to do business in general, LICENSEE shall have no further responsibility for the Fees due.

Section 7. License.    All licenses for the Software, the Licensed Materials and other software discussed herein (the "Licensed Property") are non-exclusive licenses and are limited to be used pursuant to this Agreement. This Agreement does not create in LICENSEE or any LICENSEE client, any ownership or title rights to the Licensed Property. LICENSEE further agrees not to network multiple users on a single licensed software.

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Section 8. Hardware.    In order for LICENSEE's licensees to receive full benefit from, and to allow SureQuest to provide the appropriate Software support , it is necessary that LICENSEE assure that its licensees have appropriate hardware .. Schedule 3 lists the appropriate hardware, back-up, printer specifications and UPS requirements which are currently necessary for the Software. The parties agree that hardware specifications may change in the future to accommodate updated software and that LICENSEE and its licensees may have to upgrade hardware and/or operating systems in these instances.

Section 9.   Licensee Information . In order for SureQuest to know which licensees are using the Software pursuant to this Agreement , LICENSEE shall complete the appropriate order forms provided by SureQuest for each Subscription Software License ordered and all documentation shall be complete prior to activation of the Software. Each LICENSEE client subscribing to the Software as a Service will sign a Software Subscription License Agreement to which LICENSEE the Client and SureQuest will be a party. A copy of the Software Subscription License Agreement is attached as Schedule 4 to this Agreement.

Section 10. Representations and Warranties .

WARRANTIES and REPRESENTATIONS of SUREQUEST

a)	SureQuest warrants and represents that SureQuest is the lawful owner of the Software, and that it has full power and authority to license the Software to LICENSEE.
b)	SureQuest warrants and represents the Software does not infringe upon any patent, copyright,license,trade secret or other proprietary right of any third party. In the event the Software is adjudicated to be in violation of the above non-infringement warranty or is enjoined as a result of a suit based on any claim of infringement, SureQuest at its own expense will:

i)	Negotiate a license or other agreement with the claimant so that the Software is no longer subject to the injunction.
ii)	Replace the infringing components of the Software with compatible, non-infringing components of equal or better performance and quality subject to the approval of LICENSEE.
iii)	Modify the Software so that it becomes non-infringing without materially affecting the performance or usability of the Software.
iv)	Procure a license for LICENSEE that allows LICENSEE clients continued use of the Software without additional expense to LICENSEE. Payments by SureQuest to procure such license could include: license fee(s); royalties, attorney's fees and other related costs.

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v)	SureQuest will indemnify LICENSEE, its directors, officers, and employees from and against any claims or damages awarded against LICENSEE which result from the actual infringement by SureQuest of any such patent, copyright , license, trade secret or other proprietary right of any third party. Indemnification of LICENSEE by SureQuest is subject to the following conditions:

•	LICENSEE must promptly notify SureQuest in writing of any such claim;

•	LICENSEE must give SureQuest the right to control the Defense of all such claims, lawsuits , and other proceedings;

•	LICENSEE will not settle any such claim, lawsuit, or proceeding without SureQuest's prior written approval.

SureQuest warrants the Software will conform to published specifications and documentation (e.g. user and technical manuals) and to be free from defects in materials or manufacture under normal use for a period of 90 days from the date of receipt of the Software by LICENSEE. Programs found to have a defect in the medial or that do not comply with published specifications will be fixed and provided at no extra charge to LICENSEE.

SureQuest warrants for ninety (90) days that the Software will perform in accordance with the written documentation and specifications of the SureQuest software programs as presented to LICENSEE. Should any of the Software delivered to LICENSEE licensees not function during this period in accordance with the documentation and specifications , after written notice to SureQuest and reasonable opportunity for SureQuest to correct nonconformance, LICENSEE shall be entitled to a refund of any and all money paid to SureQuest with respect to the non-conforming Software, and this Agreement with respect to the non conforming Software (but not as to any other part of the Agreement) shall terminate. Any demand for refund pursuant to this Section must be received in writing by SureQuest within six (6) months from the time when the opportunity to correct the non-conformance has expired.

SureQuest does not make any representation or warranty that the Software as delivered to LICENSEE or fulfills any particular State or Nation's nutritional or operational requirements. If any modifications are made without written authorization of SureQuest to the Software by either LICENSEE or a licensee of LICENSEE during the warranty period, this warranty shall immediately terminate . Modifications for difficulties or defects traceable to LICENSEE's or LICENSEE's licensee errors or systems changes shall be billed at SureQuesfs standard time and materials charges.

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Section 11. Proprietary Information.

Non Disclosure. Without the other party's prior written consent , and then only to the extent reasonably necessary for each to perform its obligations under this Agreement, neither party shall, directly or indirectly, furnish or disclose to any person or entity or use in any way for its or any third party's benefit any proprietary or confidential information of the other, except information which may:

(a)	be required to be disclosed or divulged by law or regulation, or

(b)	become part of the public domain, except by an act or omission of the disclosing party, or

(c)	be received by either party from a third party having legal right to transmit same to such recipient.

Restriction.    LICENSEE shall not copy, reverse engineer , decompile or disassemble the Software , or copy or reproduce the Licensed Materials accompanying the Software or Service Bureau without SureQuest's written consent. LICENSEE agrees to take appropriate and reasonable actions to prevent the use of the Software on more computers than have paid-up licenses.

Reservation. Nothing in this Agreement shall be construed to grant either party any rights with respect to the other's copyrights , trademarks , trade names, service marks, or other intellectual property except the narrowest such rights necessary for each to perform its obligations hereunder.

Intellectual Property Notices. LICENSEE will ensure that all copyright , patent, proprietary and trade secret notices of SureQuest will remain on the Software in any form and on all Licensed Materials.

Remedy for Breach. Each party acknowledges that compliance with the restrictive covenants contained in this section are necessary to protect the other's substantial investment in proprietary information. Each party recognizes the irreparable harm and continual damage that would result from a breach of these covenants for which money damages may not be adequate . In the event either party breaches, threatens to breach or willfully violates any of the covenants contained herein, the other shall be entitled to any legal or equitable relief available, including, without limitation, specific performance, immediate preliminary and/or permanent injunctive relief, and money damages insofar as they can be determined.

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This Section shall survive tennination of this Agreement

Section 12. Mediation and Indemnification.

Mediation. Except as otherwise provided in this Agreement , all disputes , claims and controversies between the Parties arising out of or related to this Agreement shall first be referred to an officer of LICENSEE and an officer of SureQuest who c n contractually commit their respective companies. If any claim arising out of th1s Agreement (other than a claim for injunctive relief which shall not be covered by this provision) cannot be settled by such officers, such claim shall be settled by mediation, in a neutral geographic location. The parties shall mutually agree on this geographic location and a mediator. To the extent they cannot agree on the location or the mediator, each party shall name a mediator and these two mediators shall choose a third mediator. Decisions (including the decision on the neutral geographic location) will be made by a majority of the three mediators hearing the claim or dispute. The parties shall bear their own costs and fees, and shall each pay one-half (1/2) of any mediator's fees.

Indemnification and Hold Harmless.   LICENSEE shall indemnify and hold SureQuest and its shareholders , directors, officers, agents and employees harmless from any and all claims; causes of action, loss, damage, costs and expenses, judgments , orders, civil and criminal penalties, forfeitures and assessments arising from or related to (i) the failure of LICENSEE to perform as required by this Agreement ; or (ii) any services rendered by LICENSEE or any employee of LICENSEE pursuant to this Agreement.

SureQuest shall indemnify and hold LICENSEE and its shareholders , directors , officers, agents and employees harmless from any and all claims, causes of action, loss, damage, costs and expenses, judgments , orders, civil and criminal penalties, forfeitures and assessments arising from or related to (i) the failure of SureQuest to perform as required by this Agreement ; or (ii) any services rendered by SureQuest or any employee of SureQuest pursuant to this Agreement.

Attorney 's Fees. In the event of the commencement of suit to enforce any of the terms or conditions of this Agreement, each party shall pay for its own attorney fees.

Section 13. Term. This Agreement shall be for a five (5) year term commencing on the date of acceptance by the parties of this Agreement and continuing through and including                    . At the termination of this Agreement , LICENSEE shall continue to have the right to charge for the number of Software Subscription Licenses which are in place at that time and for as long as the Software Subscription Fees are paid in full each billing period. The parties shall also agree that the term of this Agreement may be extended by mutual consent of each party.

Section 14. LIMITATION OF DAMAGES. FOR ANY BREACH OR DEFAULT BY SUREQUEST IN CONNECTION WITH THIS AGREEMENT , EVEN FOR A BREACH OF FUNDAMENTAL CONDITION , LICENSEE's EXCLUSIVE REMEDY SHALL BE PAYMENT BY SUREQUEST OF LICENSEE'S DAMAGES TO A MAXIMUM AMOUNT EQUAL TO THE AMOUNT PAID BY LICENSEE UNDER THIS AGREEMENT .

IN NO EVENT SHALL SUREQUEST'S LIABILITY FOR DAMAGES EXCEED THE AMOUNT PAID BY LICENSEE UNDER THIS AGREEMENT. IN NO EVENT SHALL SUREQUEST BE LIABLE FOR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES OF ANY NATURE WHATSOEVER , INCLUDING,

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BUT NOT LIMITED TO, LOST PROFITS, LOST DATA, LOSS OF COMPUTER TIME, FAILURE TO ATTAIN ONE OR MANY OBJECTIVES (ECONOMICAL OR OTHER) .

Section 15. Assignment/Transfers Prohibited.   Except as may be otherwise provided herein, this Agreement may not be assigned nor may any of the rights and obligations of the parties under the terms of this Agreement , including the license rights, be assigned , subcontracted or otherwise transferred . Any such assignment, subcontract or other transfer shall be null and void, ab initio.

Section 16. Notices.    All notices and other communications provided for in this Agreement shall be in writing and shall be deemed to have been given or made when sent by certified mail, return receipt requested, as follows :

If to LICENSEE , addressed to:	Portus Holdings, Inc.
110 E Broward Blvd, Ste 1700
Fort Lauderdale, FL 33301
Attn: Dale G. Murray, CEO

If to SureQuest , addressed to:	SureQuest Systems, Inc.
3330 Keller Springs, Suite 205
Carrollton, TX 75006
Attn: Tim Sudderth
President

Section 17. Severabilitv. Each provision of this Agreement shall be construed in such a manner as to give such provision the fullest force and effect permissible at law or in equity . To the extent that any provision herein, or part thereof, is held to be unenforceable or invalid by court of competent jurisdiction , such unenforceability or invalidity shall not affect the enforceability or validity of the remaining provisions of this Agreement which shall remain in full force and effect, nor shall such unenforceability or invalidity render such provision inapplicable to other facts in the context of which such provision or part thereof, would be held legally enforceable or valid.

Section 18. Waiver or Modification. It is agreed that no waiver or modification of this Agreement or of any covenant , condition or limitation herein contained shall be valid unless made in writing and duly executed by the party to be charged therewith . No waiver by either of the parties of any breach by the other party or of compliance with any condition or provision of this Agreement shall be deemed to be a waiver of any other provisions or conditions of this Agreement or of any further breach or non-compliance so waived .

Section 19. Default and Termination. This Agreement and any rights granted hereunder can be terminated as follows:

(a)	by the mutual written consent of the parties hereto; or

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(b)	if either party fails to perform its obligations as set out in this Agreement and such failure to perform is not corrected within sixty (60) days after written notification of such failure from the other, this Agreement may be terminated upon thirty (30) days written notice of termination to the defaulting party.

Any such termination of this Agreement shall be without prejudice to any other remedies which either party may have against the other arising out of each breach or default and shall not affect any rights or obligations of either party arising under this Agreement prior to such termination.

Section 20. Governing Law. The parties hereto agree that it is their intention and covenant that this Agreement and the mutual and respective performance thereof and all litigation and special proceedings hereunder be construed in accordance with and under and pursuant to the laws of the State of Texas and that in any action, special proceeding or other proceeding that may be brought arising out of, in connection with, or by reason of this Agreement , the laws of the State of Texas shall be applicable and shall govern to the exclusion of the law of any other forum, without regard to the jurisdiction in which any action or special proceeding may be instituted.

Section 21. Miscellaneous.

Software Title/Governmental Fees.   SureQuest retains title and all ownership rights to the SureQuest Software and all other software described herein. LICENSEE agrees to pay all fees and taxes imposed by the federal , state or local government regarding the use, possession or ownership of its license thereof .

Force Majeure. Neither party to this Agreement shall be liable to the other for failure to perform its part of this Agreement, when such failure is due to a breakdown of transportation, explosion, storm, fire, flood , war, riot, civil disorder , vandalism, sabotage, labor dispute, Act of God or any other cause beyond the control of the parties of this Agreement.

US Government Restricted Rights.   The Software and License Materials are provided with RESTRICTED RIGHTS.     Use, duplication or disclosure by the Government is subject to restrictions as set forth in subparagraph (c) (1) (ii) of The Rights in Technical Data and Computer Software clause at 48 CFR {252.227- 70 3. Contractor/manufacturer is SureQuest Systems, Inc., 3330 Keller Springs,  Suite 205, Carrollton,TX 75006

Promotional Material.    LICENSEE and SureQuest may make reference to the other party. and to this business relationship in promotional material, press releases, dtsclosur documents and other appropriate documents provided that the other party revtews and approves such references prior to the dissemination thereof except as otherwise required by law.

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Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter and supersedes all other contemporaneous Agreements between the parties in connection with the subject matter. No supplement shall be binding, unless executed in writing by the parties to this Agreement. Further, this Agreement shall be binding upon LICENSEE and SureQuest and shall inure to the benefit of LICENSEE and SureQuest and to their respective heirs, successors and assigns provided, however, the term "assigns" shall not be deemed to permit an assignment of this Agreement except as expressly provided herein.

Captions. The captions of this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

IN WITNESS WHEREOF, the parties hereto caused this Agreement to be duly executed by their respective officers,thereunto duly authorized, as of the date first above written.

PORTUS, INC.		SUREQUEST SYSTEMS, INC.

By:	G. Dale Murray II	By	/s/ T.J. Sudderth, President
T.J. Sudderth, President, CEO

Date:	02/08/13	Date:	02/08/13

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Schedule 1- Software Product Description

ThreeSquares® is a fully integrated system which provides the ability to efficiently and cost effectively manage food service including patient requests, menu and recipe planning, meal production and delivery,grocery ordering, costing and inventory. Our certified trainers are either Dietitians or Certified Dietary Managers who individualize each training program to enable ThreeSquares® users to achieve individual and corporate goals.

 Features of ThreeSquares® Menu Management System:

•	Dietary Management of patients (dislikes, special requests, allergies ,etc.) as well as weight tracking with corresponding reports.
•	Diet, menu, recipe and ingredient management, including therapeutic modifications (spreads) with corresponding nutritional information
•	Management of individual, as well as routine, snacks and nourishments .
•	Reports such as Posting and Week at a Glance Menus, Production Summaries, Dining Area Summaries , Diet Spreadsheets , Quantified Recipes, Nutritional Analysis reports, etc.
•	Product updates as they are made available.
•	A user security system with user name and password protection,which enables HIPAA compliance.
•	Management of selective menus (out of the same database as non selective menus): Selective Menus are specific to each patient and reflect only the foods available to the patient based on diet order and preferences.
•	The ability to allow the patients to choose their meals prior to or at the time of meal service.
•	Production sheets which reflect the patients' specific selections as electronically tallied or forecasted choices.
•	The ability to plan Special Event menus within ThreeSquares (i.e. Catering, Luncheons,Activity menus)
•	Forecasting of grocery orders based on menu and census with ability to interface purchase orders to most major food vendor's direct order entry systems.
•	Costing of recipes and menus.
•	Maintenance of inventory (perpetual and/or physical) with variance reports.

Features Added with the SureAssess Clinical Nutrition Assessment Module:

•	Generates professional computerized assessments and reports for medical charts.
•	Consolidates recommendations into a report for Nursing/Administration .
•	Automatically calculates BMI,weight changes and tube feeding formulas

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Features Added with the SurelinkTM Data Interface:

•	Accepts Admissions , Discharges and Transfer (ADn from 3rd party patient information systems and updates the ThreeSquares data file so that the dietary department has update to date and accurate patient information in order to assure accurate patient feeding and production requirements .

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Schedule 2 -Software Products and Subscription Pricing

Software	Monthly Cost Subscription Fee to Licensee	Resale Subscription Fee to LICENSEE
ThreeSquares® OnDemand	$119/mo	$238/mo
SureMenu™	$45/mo	$95/mo
SureRecipe™	$35/mo	$71/mo
SQ Tray Cards OnDemand™	$33/mo	$65/mo
SureAssess ™ Clinical Nutrition Assessment Module	$45/mo	$95/mo

Surelink Data Interface to PIS Module*

*Price is for existing interfaces to 3ro Party Patient Information systems. Custom price quotes will be required if licensee needs interface to a PIS to which SQ has no existing agreement .

	$35/mo	$71/mo

Price Increases: Although SureQuest has historically been very conservative with price increases and enjoys a 90 plus percent licensee retention rate,we cannot control the pressures that will inevitably force a price increase during the tenn of this Agreement. SureQuest reserves the right to increase the 'Suggested Retail Monthly Subscription Fee' as necessary to meet market conditions. In the event of any price increase by SureQuest, LICENSEE will be notified 30 days in advance of the effective date and LICENSEE's 'Monthly Subscription Fee Cost' will retain the same margin as a percentage of the Retail Price as published above.

Additional Products: The above list is not intended as a complete list of products and services marketed by SureQuest. SureQuest agrees that LICENSEE may request additional products and services be provided by SureQuest at any time during the tenn of this Agreement.

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Schedule 3 - Hardware Specifications

SureQuest reserves the right to update or modify this specifications as needed

NETWORK SERVERS: TCP/IP Protocol

Microsoft® Windows® 2000 Server or Microsoft® SBS 2003® Server

Processor:	800 Mhz	Ram:	512MB
HOD:	6 GB Free Drive Space for application and database
6 GB Free Drive Space per database if running multiple databases

DESKTOPS (LOCAL INSTALLS) & WORKSTATIONS

Microsoft® Windows® 2000 Professional

Microsoft® Windows® XP Professional - Microsoft® Windows® XP Home is not supported

Microsoft® Windows98® is not recommended - Older Windows® Operating systems are not supported

Item	Facilities Under 120 Beds	Facilities Over 120 Beds
RAM	512MB	512MB
HOD- Free Drive Space	4GB	6GB
Processor	Pentium 800 MHz (Minimum) I Pentium 1.2 GHz (Preferred)
Back-up System	CD Writer or access to network back-up (compression utilities recommended)
Printer	LaserJet w/16 MB Ram & Upgrade for Legal Size Reports
UPS (Uninterruptible Power Supply)*	UPS or grounded supply line and high quality surge protector
Internet Access**	Required for On-Line Support
Monitor	17" Color Monitor (1024 X 768 resolution) 17"Fiat Screen Monitor recommended

*    Most database errors are caused by power failures, surges, no1se, sp1kes or blackouts. In the user environment encountered in facilities, these anomalies are frequent occurrences .

**  High Speed Internet access (DSL, Cable Modem or T1) is required for on-line support, electronic delivery of updates and software training via the internet.

Minimum specifications for software will change from year to year as new technology comes to market. As software is developed and maintained it must be kept compatible with the hardware and operating systems that are current and supported by the manufacturer. SureQuest recommends Windows® operating systems that have the full support of Microsoft® and meet the specifications of our operating platform. Since hardware is expensive, we take a conservative approach towards adopting new operating systems as they come to market. We reserve the right and the time to test our software on newly released operating platforms before we offer to support them. As with any software product, check with the vendor for compatibility before upgrading hardware.

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